EXHIBIT 99.1

FOR IMMEDIATE RELEASE

DARREN CHERRY JOINS GREEN EARTH TECHNOLOGIES’
BOARD OF DIRECTORS

WHITE PLAINS, N.Y., Dec. 8 /PRNewswire/– Green Earth Technologies, Inc.  (OTCQB.GETG), a leading manufacturer and marketer of “green” environmentally safe consumer packaged goods and products, announced today the election of a new member to the Board of Directors, Mr. Darren Cherry.  Mr. Cherry fills a newly created Board position, expanding to six members.

Darren Cherry is vice president and general manager of Delta Companies Group, an international company providing blending, packaging and logistics solutions to the lubricant and specialty chemicals industries. Darren earned his MBA from The Ohio State University and his undergraduate degree from Purdue University.

Jeff Marshall, Chairman and CEO of Green Earth Technologies, Inc. said, "Darren brings an exceptional wealth of knowledge to our company on many levels and we are delighted to have him join the Board. As we scale to meet new demands, Darren’s seasoned industry experience will be key to the longevity of Green Earth Technologies.”

The board selected Mr. Cherry as a director because of his background and experience in providing blending, packaging and logistics solutions for oil and specialty chemicals which provides valuable insight into GET’s business.

“I truly respect Green Earth Technologies’ leadership team, their business model and their sustainable high performance products,” said Mr. Cherry.  “I am honored to join the Board and contribute to the future success of the company.”

ABOUT GREEN EARTH TECHNOLOGIES

Green Earth Technologies produces G-branded superior performing green products made with American-grown base oils that utilize the power of nanotechnology to deliver environmentally friendly products with no compromise; meaning, consumers can now "do their part" without having to give up performance or value:  “Save the Earth – Sacrifice Nothing®” is the Company's tagline. The “G” family of products include G-OIL®, G-MARINE™, G-FUEL™, G-WASH™, G-GLASS™, and G-CLEAN™, and are offered in a wide range of automotive and household performance and cleaning categories.  G.E.T. products are now readily available on the internet at Amazon.com as well as at a variety of lube centers and retailers, including The Home Depot, Fred Meyer, Kroger, Albertson's, Giant, Shop Rite, VIP, National Auto Stores, Do It Best, Lex Brodie's Tire Company, Honest One and participating ACE & True Value dealers.  Please visit www.getg.com for the latest news and in-depth information about GET and its brands.

Contact:

Investor contact:
Greg Adams
Green Earth Technologies, CFO
203-502-7561
gadams@getg.com

Press contact:
Carol Loch
Green Earth Technologies, Marketing
407-218-7807
cloch@getg.com